Exhibit 99.4

KALARIS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Kalaris’ financial condition and results of operations together with Kalaris’ financial statements and related notes included elsewhere in this Current Report on Form 8-K. This discussion and other parts of this Current Report on Form 8-K contain forward-looking statements that involve risks and uncertainties, such as Kalaris’ plans, objectives, expectations, intentions, and beliefs. Kalaris’ actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this Current Report on Form 8-K.

Overview

Kalaris Therapeutics, Inc. (“Kalaris”) is a clinical stage biopharmaceutical company focused on developing and commercializing innovative therapeutics aimed at becoming the standard of care for prevalent retinal diseases for which there is a major unmet medical need.

Kalaris is developing TH103, a novel, clinical stage anti-vascular endothelial growth factor (“VEGF”) drug, engineered to potentially provide longer lasting and increased anti-VEGF activity in patients with exudative and neovascular retinal diseases. TH103 is a fully humanized recombinant fusion protein, functioning as a “decoy receptor” (a VEGF trap), leveraging salient molecular properties of the human body’s native, highest affinity VEGF receptor 1. In head-to-head preclinical studies, TH103 showed more anti-VEGF activity and longer duration of activity compared to aflibercept, the current market-leading anti-VEGF agent, which also functions as a decoy receptor VEGF trap but differs from TH103 in key molecular elements.

Kalaris is enrolling an open label Phase 1 clinical trial of TH103 in patients with neovascular Age-related Macular Degeneration (“nAMD”), a leading cause of blindness in the United States and Europe that affected an estimated 1.6 million adults in the United States in 2023, and Kalaris expects to report initial clinical data from Part 1 of the Phase 1 clinical trial in the third quarter of 2025. Kalaris also plans to expand the development of TH103 beyond nAMD into other prevalent VEGF-mediated retinal diseases, such as Diabetic Macular Edema (“DME”), diabetic retinopathy (“DR”), and Retinal Vein Occlusion (“RVO”).

Since its inception in September 2019, Kalaris has devoted substantially all of its resources to organizing and staffing, business planning, raising capital, acquiring its technology, establishing its intellectual property portfolio and performing research and development of its product candidate. Kalaris does not have any products approved for sale and has not generated any revenue from product sales or otherwise. Kalaris has incurred significant losses and negative cash flows from operations since its inception. Kalaris’ net losses were $69.2 million and $14.7 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, Kalaris had an accumulated deficit of $116.6 million.

Through December 31, 2024, Kalaris has funded its operations primarily from sales of its redeemable convertible preferred stock, issuances of convertible promissory notes and a simple agreement for future equity (“SAFE”) and received gross proceeds of $60.0 million from such sales. In October 2024, Kalaris entered into a convertible note purchase agreement with Samsara BioCapital L.P. (“Samsara”) to issue to Samsara and other investors who subsequently joined the agreement up to $25.0 million of convertible promissory notes with a maturity date of May 31, 2025 (the “Convertible Note Financing”). In October and November 2024, Kalaris received $10.0 million from the initial closings of the Convertible Note Financing. Under the Merger Agreement (as defined below), Kalaris was permitted to issue additional convertible promissory notes pursuant to the Convertible Note Financing or otherwise to fund its operations prior to the closing of the Merger (as defined below) in an amount not to exceed $15.0 million in the aggregate on a to be converted post-money basis, with up to $7.5 million to be provided by AlloVir, Inc. (“AlloVir”) and up to $7.5 million to be provided by existing Kalaris stockholders (the “Additional Permitted Bridge Financing”). In January 2025, as part of the first tranche of the Additional Permitted Bridge Financing, Kalaris issued a convertible promissory note in an aggregate principal amount of up to $7.5 million to AlloVir under which AlloVir funded a principal amount of $3.75 million, and Kalaris issued convertible promissory notes in an aggregate principal amount of $3.75 million to existing Kalaris stockholders. No additional tranches of the convertible notes financing closed prior to the closing of the Merger. Immediately prior to the closing of the Merger, Kalaris’ outstanding convertible promissory notes held by its existing stockholders were converted into shares of Kalaris’ common stock or shares of Kalaris’ Series B-2 Preferred Stock that were then converted into shares of Kalaris’ common stock, which, at the effective time of the Merger, were converted into the right to receive shares of AlloVir’s common stock calculated in accordance with the Exchange Ratio (as defined below). Immediately prior to the closing of the Merger, Kalaris’ outstanding convertible promissory note issued to AlloVir was cancelled.

As of December 31, 2024, Kalaris had $1.6 million in cash and cash equivalents. Based on its current operating plans, Kalaris’ management expects that its cash and cash equivalents as of December 31, 2024, together with the funding received in January 2025 related to issued convertible promissory notes and AlloVir’s cash and cash equivalents of approximately $106.0 million as of the closing date of the Merger, will be sufficient to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2026. However, Kalaris has based these estimates on assumptions that may prove to be wrong, and its operating plans may change as a result of many factors currently unknown to Kalaris. In addition, changing circumstances could cause Kalaris to consume capital significantly faster than it currently anticipates, and Kalaris may need to spend more than currently expected because of circumstances beyond its control. As a result, Kalaris could deplete its capital resources sooner than it currently expects.

Kalaris expects to continue to incur substantial losses for the foreseeable future, including costs associated with operating as a public company. Kalaris does not expect to generate any revenue from commercial product sales unless and until Kalaris successfully completes development and obtains regulatory approval for its product candidate. Its ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of its product candidate, which may never occur. Kalaris may never achieve or maintain profitability. Accordingly, Kalaris will need to obtain substantial additional funding in connection with its continuing operations.

Kalaris anticipates that its expenses will increase substantially if and as Kalaris:

•	conducts its ongoing Phase 1 clinical trial of TH103 in patients with nAMD;

•	continues to progress the development of TH103 in future preclinical studies and clinical trials;

•	advances any future product candidate that Kalaris may develop into preclinical and clinical development;

•	maintains, expands, enforces and protects its intellectual property portfolio;

•	seeks regulatory and marketing approvals for TH103 and any other product candidate that successfully completes clinical trials;

•	seeks to identify and maintain additional collaborations and license agreements, and the success of those collaborations and license agreements;

•

makes any payments under its existing or future strategic collaboration agreements, licensing agreements or sponsored research agreements, including with the University of California, San Diego (“UCSD”);

•	ultimately establishes a sales, marketing and distribution infrastructure to commercialize any product candidate for which it may obtain marketing approval;

•	generates revenue from commercial sales of product candidates that it may receive marketing approval;

•	hires additional clinical, regulatory, manufacturing, quality control, development and scientific personnel;

•	in-licenses or acquires additional technologies or product candidates;

•

establishes a commercial manufacturing source and secures supply chain capacity sufficient to provide commercial quantities of any product candidates it may develop for which it obtains regulatory approval; and

•

add operational, financial and management information systems and personnel, including personnel to support its product development and planned future commercialization efforts and its operations as a public company.

Kalaris does not currently own or operate any drug development or manufacturing facilities. Kalaris relies on Contract Development and Manufacturing Organizations (“CDMOs”) to help develop and to produce TH103 in accordance with the U.S. Food and Drug Administration’s (“FDA”) current Good Manufacturing Practices regulations for use in its clinical trials. Kalaris uses external contract research organizations (“CROs”) to conduct its preclinical studies and clinical trials.

Given its stage of development, Kalaris does not yet have a marketing or sales organization or commercial infrastructure. Accordingly, if Kalaris obtains regulatory approval for its product candidate, it also expects to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution.

Because of the numerous risks and uncertainties associated with product development, Kalaris management is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability, if at all. Even if Kalaris is able to generate revenue from the sale of its product candidate, it may not achieve or maintain profitability. If Kalaris fails to become profitable or is unable to sustain profitability on a continuing basis, Kalaris may be unable to continue its operations at planned levels and may be forced to reduce its operations.

Merger with AlloVir

In November 2024, Kalaris entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AlloVir and Aurora Merger Sub, Inc., a wholly owned subsidiary of AlloVir. On March 12, 2025, the Merger was approved by AlloVir’s stockholders and it was closed on March 18, 2025. Pursuant to the Merger Agreement, at the closing of the merger, Aurora Merger Sub, Inc. merged with and into Kalaris, with Kalaris continuing as a wholly owned subsidiary of AlloVir (the “Merger”). Upon completion of the Merger, AlloVir changed its name to Kalaris Therapeutics, Inc.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), all issued and outstanding shares of Kalaris’ common stock (including common stock issued upon conversion of Kalaris’ preferred stock and outstanding convertible promissory notes) converted into the right to receive 0.2016 shares of AlloVir’s common stock calculated in accordance with an exchange ratio equal to 1:0.2016 (the “Exchange Ratio”). Each award of restricted shares of Kalaris’ common stock that was unvested and outstanding was converted into and became exchangeable for the right to receive a number of restricted shares of AlloVir common stock based on the Exchange Ratio. Each outstanding option to purchase shares of Kalaris’ common stock under Kalaris’ 2019 Equity Incentive Plan, whether or not vested, was converted into an option to acquire a number of shares of AlloVir’s common stock based on the Exchange Ratio. Exercise prices of assumed options were determined as the product of the exercise price immediately prior to the Effective Time multiplied by the reciprocal of the Exchange Ratio, and rounding up to the nearest whole cent. There were no changes to any other terms of such options or restricted share awards. Immediately following the Merger, stockholders of Kalaris owned approximately 74.47% of the outstanding common stock of the combined company on a fully diluted basis.

The Merger will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, Kalaris is deemed to be the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Kalaris issuing stock to acquire the net assets of AlloVir. As a result of the Merger, the net assets of AlloVir will be recorded at their acquisition-date fair value in the financial statements of Kalaris.

License Agreement with the University of California, San Diego

In April 2021, Kalaris entered into a license agreement with UCSD (as amended, the “UCSD Agreement”) pursuant to which Kalaris obtained (i) an exclusive license under the patent rights to make, use, sell, offer for sale, and import licensed products and (ii) a non-exclusive license to use the technology with a right to sublicense, each (i) and (ii) related to new anti-VEGF agents and novel long-acting VEGF inhibitors for intraocular neovascularization for the treatment of patients with retinal pathologies. As partial consideration for the license, Kalaris agreed to pay UCSD $0.2 million and was obligated to issue shares of its common stock to UCSD equal to 5% of the fully diluted issued and outstanding securities of Kalaris until such time as an aggregate of $5.0 million in gross proceeds from the sale of equity securities had been raised by Kalaris. In June 2022, after the closing of the Series A financing, Kalaris issued 680,725 shares of its common stock to UCSD. Kalaris was also obligated to pay $0.1 million of patent costs incurred prior to the effective date and is required to reimburse future patent expenses incurred by UCSD during the term of the UCSD Agreement. Under the UCSD Agreement, Kalaris is required to make annual license maintenance payments of $10,000 during the first four anniversaries and $15,000 on the fifth and every subsequent anniversary of the effective date. Kalaris is obligated to pay an aggregate of up to $4.6 million upon the achievement of various development and regulatory milestones and low single-digit royalties on net sales of licensed products. The royalty is payable, on a licensed product-by-licensed product and country-by country basis, until expiration of the last-to-expire issued patent of the applicable licensed product in the country of sale or the manufacture. If Kalaris enters into a sublicensing agreement, it is required to pay UCSD a sublicense fee as a percentage of the fair market value of any sublicense received that is not earned royalties for each sublicense granted. The sublicense fee percentage ranges from 50% if the applicable sublicense agreement is entered into within one year from the UCSD Agreement effective date and decreases to 10% if the applicable sublicense agreement is entered into after the first dosing of a patient for a phase 2 clinical trial.

Per the UCSD Agreement, UCSD also had a right to purchase up to 10% of the securities issued in each round of equity financing on the same terms and conditions as were offered to other investors. UCSD did not participate in any equity financing, and the participation right expired in April 2023.

In case of a closing of a merger, or sale of at least 50% of the voting stock of Kalaris or the sale by Kalaris of all or substantially all of its assets (collectively referred to as “Liquidity Event”), Kalaris is obligated to make a one-time cash milestone payment to UCSD ranging from $0.1 million to $1.0 million based on the valuation of Kalaris’ outstanding shares at the Liquidity Event closing date. The Merger did not meet the definition of the Liquidity Event.

The UCSD Agreement is effective until the expiration date of the longest-lived patent rights or last to be abandoned patent or future patent of the licensed products, whichever is later. Kalaris can terminate the agreement upon 60 days written notice. UCSD can terminate the agreement in the event of an uncured material breach, such as a failure to make payments due, or to perform or a violation of any other material term of the UCSD Agreement, is not cured by Kalaris within 60 days after a breach written notice provided by UCSD.

The acquisition of the license under the UCSD Agreement, including patent rights and know-how, was accounted for as an asset acquisition. As the acquired technology did not have an alternative use for accounting purposes, Kalaris recognized the $0.2 million initial cash consideration, $0.1 million patent reimbursement costs incurred prior to the effective date and $0.2 million related to the obligation to issue shares of Kalaris’ common stock as research and development expenses upon entering into the UCSD Agreement in April 2021. The obligation to issue shares of common stock included two components, the initial shares obligation and the additional shares obligation. The fair value of the initial shares obligation was estimated as $0.1 million based on the fair value of 275,000 shares of common stock, which represented 5% of the outstanding fully diluted equity at the effective date. As the initial share obligation was indexed to Kalaris’ own stock, it was recorded as additional paid-in capital. The additional shares obligation was accounted for when the next round of financing closed in March 2022. Kalaris estimated the fair value of an additional 405,725 shares of common stock as $0.2 million and recognized it as research and development expenses and additional paid-in capital in March 2022. Kalaris concluded that the contingent payment upon the closing of the Liquidity Event was a derivative liability and estimated its fair value as zero at the inception date, at December 31, 2024 and 2023, as the probability of such a Liquidity Event at each date was estimated to be zero. Kalaris recognized $10,000 related to the license maintenance annual fees as research and development expenses in each of the years ended December 31, 2024 and 2023. Kalaris recognized $0.1 million related to the patent reimbursement costs as general and administrative expenses for each of the years ended December 31, 2024 and 2023. As of December 31, 2023, Kalaris recorded $0.2 million as accrued expenses and other current liabilities related to the initial consideration, which was paid in May 2024. No related liability was recorded as of December 31, 2024. Kalaris made a payment of $0.1 million in connection with its achievement of the first development milestone related to the dosing of the first patient in its Phase 1 clinical trial in August 2024, which was recorded as research and development expense in the statement of operations and comprehensive loss for the year ended December 31, 2024. No other milestones were achieved or probable as of December 31, 2024 and 2023.

Royalty Agreement with Samsara - Related Party

In July 2024, Kalaris entered into a royalty agreement (the “Royalty Agreement’) with Samsara. Under the Royalty Agreement, Kalaris redeemed 50,000 shares of its common stock issued to Samsara under a founder’s restricted stock purchase agreement in exchange for Kalaris’ agreement to pay Samsara a low single digit percentage tiered royalty on net sales, if any, of Kalaris’ products developed using the technology licensed under the UCSD Agreement. Such royalties are payable on a product-by-product and country-by-country basis until the later of (i) ten years after the first commercial sale of such product in such country and (ii) the expiration of the last-to-expire issued claim of Kalaris’ patents for such product in such country.

Kalaris identified two elements in the Royalty Agreement: repurchased shares, and future royalty payments to Samsara. The repurchase of shares was accounted at an estimated fair value of $32,000 as a reduction of common stock and additional paid in capital in the balance sheet and the statement of redeemable convertible preferred stock and shareholders’ deficit. Kalaris recorded $32.1 million as a long-term liability related to the obligation to make royalty payments to Samsara. The fair value of the royalty obligation was estimated using a risk-adjusted net present value model, based on the contractual royalty rates applied to the future net sales forecast, adjusted by the probability of success of product development and discounted to the effective date of the Royalty Agreement. The excess of the royalty liability over the fair value of the redeemed shares of $32.0 million was recorded as a research and development expense.

Once royalty payments to Samsara are deemed probable and estimable, and if such amounts exceed the initially recorded royalty obligation balance, Kalaris will impute interest to accrete the liability on a prospective basis based on such estimates. If and when Kalaris makes royalty payments under the Royalty Agreement, the royalty obligation balance will be reduced. As of December 31, 2024, royalty payments were not probable and estimable and, therefore, for the year ended December 31, 2024, no interest expense was recognized for the royalty liability.

Financial Operations Overview

Operating Expenses

Kalaris’ operating expenses consist of research and development expenses and general and administrative expenses.

Research and Development Expenses

The largest component of Kalaris’ total operating expenses since inception has been research and development activities, including preclinical development of its product candidate. Research and development costs are expensed as incurred.

External research and development costs include:

•

costs associated with acquiring technology and intellectual property licenses that have no alternative future uses, milestone payments and annual license maintenance fees under its licensing agreements;

•	costs incurred under agreements with third-party CDMOs, CROs and other third parties that conduct preclinical and clinical activities on Kalaris’ behalf and manufacture its product candidate;

•	consulting fees associated with Kalaris’ research and development activities;

•	costs related to compliance with regulatory requirements; and

•	other costs associated with its research and development programs.

Internal research and development costs include:

•	employee-related costs, including salaries, benefits, travel and meals expenses, and stock-based compensation expense for Kalaris’ research and development personnel; and

•	allocated overhead costs, including software and other miscellaneous expenses incurred in connection with its research and development programs.

Costs for certain development activities are recognized based on Kalaris management’s evaluation of the progress to completion of specific tasks using information and data provided by its vendors and third-party service providers. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense when the goods have been delivered or the services have been performed, or when it is no longer expected that the goods will be delivered or the services rendered. Upfront payments under license agreements are expensed upon receipt of the license, and annual maintenance fees under license agreements are expensed in the period in which they are incurred. Milestone payments under license agreements are accrued, with a corresponding expense being recognized, in the period in which the milestone is determined to be probable of achievement and the related amount is reasonably estimable. Research and development expenses incurred from inception relate to the development of its lead product candidate, TH103.

Kalaris expects its research and development expenses to increase substantially for the foreseeable future as Kalaris advances its product candidate through clinical trials, pursues regulatory approval of its product candidate and expands the indications for its product candidate. The process of conducting the necessary preclinical and clinical research to obtain regulatory approval is costly and time-consuming. The actual probability of success for Kalaris’ product candidate may be affected by a variety of factors, including the timing and progress of clinical development activities, its ability to successfully complete clinical trials with safety, potency and purity profiles that are satisfactory to the FDA or any comparable foreign regulatory authority, its ability to successfully develop, obtain regulatory approval for, and then successfully commercialize, its product candidate; its ability to establish and maintain agreements with third-party manufacturers for clinical supply for its clinical trials and commercial manufacturing, if its product candidate is approved; the terms and timing of any collaboration, license or other arrangement, including the terms and timing of any milestone payments thereunder; its ability to obtain and maintain patent, trade secret and other intellectual property protection and its ability to commercialize products, if and when approved, whether alone or in collaboration with others. Kalaris may never receive regulatory approval for its product candidate. As a result of the uncertainties discussed above, Kalaris management is unable to determine the duration and completion costs of its research and development activities or if, when and to what extent Kalaris will generate revenue from the commercialization and sale of its product candidate, if approved.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and personnel-related expenses, including salaries, employee benefit costs and stock-based compensation expense. General and administrative expenses also include professional fees for legal, consulting, accounting and tax services, as well as allocated overheads, including information technology costs, and other general operating expenses not otherwise classified as research and development expenses.

Kalaris anticipates that its general and administrative expenses will increase as a result of increased personnel costs, including salaries, benefits and stock-based compensation expense. Additionally, following the Merger, Kalaris expects that it will incur significant additional expenses associated with being a public company, including expanded infrastructure and higher consulting, legal and accounting services, investor relations costs and director and officer insurance premiums.

Change in fair value of derivative liabilities

Change in fair value of derivative liabilities represents gains or losses from the remeasurement of the derivative liabilities embedded in the convertible promissory notes issued to Samsara and other investors at the end of each reporting period until settlement or extinguishment.

Interest expense

Interest expense represents non-cash interest expense accrued on issued and outstanding convertible promissory notes issued to Samsara and other investors.

Change in fair value of tranche liability

Change in fair value of tranche liability represents gains or losses from the remeasurement of tranche liability related to the investors’ rights to receive additional convertible promissory notes in subsequent tranches of the Convertible Note Financing with a predetermined conversion price. The tranche liability is remeasured at fair value at the end of each reporting period until the tranche liability is exercised or expires.

Loss on issuance and on extinguishment of convertible promissory notes

Loss on issuance and on extinguishment of convertible promissory notes represents loss upon the issuance of convertible promissory notes to Samsara and other investors accounted at fair value and loss from extinguishment of convertible promissory notes upon their conversion into redeemable convertible preferred stock.

Other income, net

Other income, net includes primarily interest income received from money market investments and bank deposits, and foreign currency gains (losses).

Results of Operations

Comparison of the Years Ended December 31, 2024 and 2023

The following table summarizes Kalaris’ results of operations for the periods presented (in thousands):

	Year Ended December 31,		Change
	2024	2023	$
Operating expenses
Research and development	$45,042	$11,707	$33,335
General and administrative	6,690	1,757	4,933

Total operating expenses	51,732	13,464	38,268

Loss from operations	(51,732)	(13,464)	(38,268)
Other expense:
Change in fair value of derivative liabilities	2,084	307	1,777
Change in fair value of tranche liability	21,012	—	21,012
Interest expense	(2,701)	(687)	(2,014)
Loss on issuance and on extinguishment of convertible promissory notes	(38,018)	(892)	(37,126)
Other income, net	188	37	151

Total other expense, net	(17,435)	(1,235)	(16,200)

Net loss	$(69,167)	$(14,699)	(54,468)

Research and Development Expenses

The following table summarizes Kalaris’ research and development expenses for the periods presented (in thousands):

	Year Ended December 31,		Change
	2024	2023	$
External costs
License fees, milestone payments and annual maintenance fees related to acquired technologies	$32,099	$50	$32,049
CDMO, CRO and other third-party preclinical studies, clinical trials and consulting costs	10,324	10,285	39
Lab supplies and other external research and development costs	27	4	23
Internal costs
Personnel related costs	2,490	1,282	1,208
Other expense	102	86	16

Total research and development expenses	$45,042	$11,707	$33,335

Research and development expenses increased by $33.3 million, from $11.7 million for the year ended December 31, 2023, to $45.0 million for the year ended December 31, 2024. In 2024, license fees, milestone payments and annual maintenance fees included estimated fair value of future royalties of $32.1 million related to the Royalty Agreement with Samsara. CDMO, CRO and other third-party preclinical studies, clinical trials and consulting costs increased by less than $0.1 million and was $10.3 million for the years ended December 31, 2024 and December 31, 2023. CRO expenses increased by $2.9 million during the year ended December 31, 2024 as Kalaris initiated its Phase 1 clinical trial in June 2024. CDMO and other third-party preclinical studies and consulting costs decreased by a total of $2.9 million, or $1.5 million and $1.4 million, respectively, during the year ended December 31, 2024 due to the timing of manufacturing development activities and a lower spend on preclinical animal studies during the year ended December 31, 2024 as compared to the year ended December 31, 2023, as Kalaris entered the clinical stage of development in June 2024.

Personnel related expenses increased by $1.2 million, from $1.3 million for the year ended December 31, 2023, to $2.5 million for the year ended December 31, 2024, due to hiring in Kalaris’ research and development organization during the year resulting in higher salaries and benefits expenses, including annual bonuses.

General and Administrative Expenses

General and administrative expenses increased by $4.9 million, from $1.8 million for the year ended December 31, 2023 to $6.7 million for the year ended December 31, 2024. Personnel related expenses increased by $1.1 million during the year ended December 31, 2024 as additional executives were hired during 2024. Legal, accounting and other professional services expenses increased by $3.1 million as Kalaris expended more resources to prepare for the proposed Merger, including audit preparation and audit fees, as well as legal fees. Other general and administrative expenses increased by $0.7 million during the year ended December 31, 2024 as Kalaris invested in its corporate infrastructure and supporting activities for its operations.

Change in fair value of derivative liabilities

Kalaris recognized $2.1 million and $0.3 million for the years ended December 31, 2024 and 2023, respectively, related to the changes in the fair value of derivative liabilities embedded into convertible promissory notes issued to Samsara and other investors. Kalaris estimated the fair value of the derivative liabilities embedded in the convertible promissory notes using a with-and-without scenario analysis. Refer to Note 4, Fair Value Measurements and Fair Value of Financial Instruments, in Kalaris’ financial statements included elsewhere in this Current Report on Form 8-K for additional details.

Change in fair value of tranche liability

Kalaris recognized $21.0 million for the year ended December 31, 2024, related to the changes in the fair value of tranche liability. The convertible promissory notes issued in the Convertible Note Financing in October and November 2024 and amended in November 2024 included three subsequent tranches for the issuance of convertible promissory notes at the predetermined conversion price that were concluded to be liabilities and are accounted for at fair value until the tranches’ expiration or settlement. On January 10, 2025, Kalaris modified the subsequent tranche amounts and the conversion provision. As this modification was known as of December 31, 2024, it resulted in a $21.0 million change in the estimated fair value of the tranche liability. The fair value of the tranche liability is estimated using a probability weighted scenario analysis discounted to the current period. Refer to Note 4, Fair Value Measurements and Fair Value of Financial Instruments, in Kalaris’ financial statements included elsewhere in this Current Report on Form 8-K for additional details.

Loss on issuance and on extinguishment of convertible promissory notes

Kalaris recognized $38.0 million and $0.9 million for the years ended December 31, 2024 and 2023, respectively of loss on issuance and on extinguishment of convertible promissory notes issued to Samsara and other investors. Kalaris recognized $38.0 million of loss of issuance on the convertible promissory notes for the year ended December 31, 2024, which related to the difference between the fair value at the issuance date of the applicable note together with tranche liability and the cash proceeds amount of such note. Kalaris recognized $0.9 million of the premium on issuance of convertible promissory notes for the year ended December 31, 2023, which related to the difference between the fair value at the issuance date of the applicable note and the principal amount of such note. Kalaris did not extinguish any notes for the year ended December 31, 2024. Kalaris recognized less than $0.1 million of extinguishment loss of convertible promissory notes for the year ended December 31, 2023, related to the conversion of convertible promissory notes into shares of Kalaris’ Series B-1 redeemable convertible preferred stock in October 2023. Refer to Note 6, Convertible Promissory Notes and SAFE Agreements, in Kalaris’ financial statements included elsewhere in this Current Report on Form 8-K for additional details.

Interest expense

Kalaris recognized $2.7 million and $0.7 million for the years ended December 31, 2024 and 2023, respectively, of interest expense, which includes the accrued contractual interest and amortization of debt discount related to issued and outstanding convertible promissory notes to Samsara and other investors. Refer to Note 6, Convertible Promissory Notes and SAFE Agreements, in Kalaris’ financial statements included elsewhere in this Current Report on Form 8-K, for additional details.

Liquidity and Capital Resources

Sources of Liquidity

Since its inception, Kalaris has not generated any revenue from product sales and has incurred significant operating losses and negative cash flows from its operations. From inception, Kalaris has primarily funded its operations from sales of its redeemable convertible preferred stock, issuances of convertible promissory notes and the SAFE. As of December 31, 2024, Kalaris had $1.6 million in cash and cash equivalents. In January 2025, as part of the first tranche of the Additional Permitted Bridge Financing, Kalaris issued a convertible promissory note in an aggregate principal amount of up to $7.5 million to AlloVir under which AlloVir funded a principal amount of $3.75 million, and Kalaris issued convertible promissory notes in an aggregate principal amount of $3.75 million to existing Kalaris stockholders. Immediately prior to the closing of the Merger, Kalaris’ outstanding convertible promissory notes held by its existing stockholders were converted into shares of Kalaris’ common stock or shares of Kalaris’ Series B-2 Preferred Stock that were then converted into shares of Kalaris’ common stock, which, at the Effective Time, were converted into the right to receive shares of AlloVir’s common stock calculated in accordance with the Exchange Ratio. Immediately prior to the closing of the Merger, Kalaris’ outstanding convertible promissory note issued to AlloVir was cancelled. In March 2025, Kalaris received approximately $106.0 million of AlloVir’s cash and cash equivalents in connection with the closing of the Merger.

Funding Requirements

Kalaris’ primary uses of cash are to fund its operations, which consist primarily of research and development expenditures related to the development of its lead product candidate, TH103, and, to a lesser extent, general and administrative expenditures. Kalaris expects to continue to incur significant and increasing expenses for the foreseeable future as it continues to advance TH103, expand its corporate infrastructure, further its research and development initiatives and incur costs associated with the potential commercialization activities. Conducting preclinical testing and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and Kalaris may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, TH103, if approved, may not achieve commercial success. Kalaris’ commercial revenues, if any, will be derived from sales of a product that it does not expect to be commercially available for several years, if ever. Accordingly, Kalaris will need to obtain substantial additional funds to achieve its business objectives.

Kalaris has incurred significant losses and negative cash flows from operations since its inception. As of December 31, 2024, Kalaris had an accumulated deficit of $116.6 million. Based on its current operating plans, Kalaris management has determined that its existing cash and cash equivalents. together with the funding received in connection with the issuance of convertible promissory notes in the first tranche of the Additional Permitted Bridge Financing and the receipt of AlloVir’s cash and cash equivalents of $106.0 as of the closing date of the Merger, will be sufficient to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2026. However, Kalaris has based these estimates on assumptions that may prove to be wrong, and its operating plans may change as a result of many factors currently unknown to Kalaris. In addition, changing circumstances could cause Kalaris to consume capital significantly faster than it currently anticipates, and Kalaris may need to spend more than currently expected because of circumstances beyond its control. As a result, Kalaris could deplete its capital resources sooner than it currently expects.

This forecast of cash resources and planned operations involves risks and uncertainties, and the actual amount of expenses could vary materially as a result of a number of factors. Because of the numerous risks and uncertainties associated with product development, and because the extent to which Kalaris may enter into collaborations with third parties for the development of TH103 is unknown, Kalaris may incorrectly estimate the timing and amounts of increased capital outlays and operating expenses associated with completing the research and development of TH103. Kalaris future funding requirements will depend on many factors, including, but not limited to, the following:

•	the timing, scope, progress and results of its preclinical studies and clinical trials for its current and future product candidates;

•	the number, scope and duration of clinical trials required for regulatory approval of its current and future product candidates;

•

the outcome, timing and cost of seeking and obtaining regulatory approvals from the FDA and comparable foreign regulatory authorities for its product candidates, including any requirement to conduct more studies or generate additional data;

•	the cost of manufacturing clinical and commercial supplies, as well as scale-up of Kalaris current and future product candidates;

•	the potential increase in the number of Kalaris employees and the acquisition and expansion of physical facilities to support growth initiatives;

•

Kalaris’ ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	the cost of filing and prosecuting its patent applications, and maintaining and enforcing Kalaris patents and other intellectual property rights;

•	the extent to which Kalaris acquires or in-license other product candidates and technologies;

•	the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against Kalaris’ product candidates;

•	the effect of competing technological and market developments;

•

the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of Kalaris’ product candidates for which it receives marketing approval;

•	the amount of revenue, if any, received from commercial sales of TH103 or any future product candidates, should any product candidates receive marketing approval;

•	Kalaris implementation of various computerized informational systems and efforts to enhance operational systems;

•	the costs associated with being a public company; and

•	the impact of inflation, as well as other factors, including economic uncertainty and geopolitical tensions, which may exacerbate the magnitude of the factors discussed above.

Until such time as Kalaris can generate significant revenue from product sales, if ever, Kalaris expects to finance its operations through a combination of public or private equity offerings or debt financings, or potentially other capital sources, such as collaboration or licensing arrangements with third parties or other strategic transactions. There are no assurances that Kalaris will be successful in obtaining an adequate level of financing to support its business plans when needed on acceptable terms, or at all. To the extent that Kalaris raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Kalaris’ common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting Kalaris’ ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Kalaris raises additional funds through collaboration or licensing arrangements with third parties or other strategic transactions, Kalaris may have to relinquish rights to its intellectual property, future revenue streams, research programs, or product candidates, or Kalaris may have to grant licenses on terms that may not be favorable to Kalaris. If Kalaris is unable to raise capital as and when needed or on attractive terms, or at all, it may have to significantly delay, reduce or discontinue the development or future commercialization of TH103 or any future product candidate.

Cash Flows

The following table summarizes primary sources and uses of cash for the periods presented (in thousands):

	Year Ended December 31,
	2024	2023
Net cash used in operating activities	$(20,670)	$(14,132)
Net cash provided by financing activities	19,140	14,242

Net increase (decrease) in cash and cash equivalents	$(1,530)	$110

Operating Activities

Net cash used in operating activities was $20.7 million and $14.1 million for the years ended December 31, 2024 and 2023, respectively.

Cash used in operating activities for the year ended December 31, 2024, was primarily due to a net loss of $69.2 million, reduced by non-cash charges of $50.6 million and increased by net changes of $2.1 million in the net operating assets and liabilities. Non-cash changes primarily consist of a $32.0 million royalty obligation expense recognized in connection with the Royalty Agreement with Samsara, a $(21.0) million change in fair value of tranche liability, a $0.9 million stock-based compensation expense, a $(2.1) million change in fair value of derivative liabilities, loss on issuance and on extinguishment of convertible promissory notes of $38.0 million and a non-cash interest expense of $2.7 million. The change in net operating assets and liabilities was primarily due to a decrease in accounts payable of $1.0 million due to the timing of receipts and payments of invoices from vendors, an increase in prepaid expenses and other current and non-current assets of $1.2 million and a decrease in accrued expenses and other current liabilities of $0.1 million, offset by an increase in accrued research and development expenses of $0.1 million and an increase in accrued compensation of $0.1 million.

Cash used in operating activities for the year ended December 31, 2023, was primarily due to a net loss of $14.7 million, reduced by non-cash charges of $1.7 million and increased by net changes of $1.1 million in the net operating assets and liabilities. Non-cash changes primarily consist of loss on issuance and on extinguishment of convertible promissory notes - related party of $0.9 million, a non-cash interest expense - related party of $0.7 million, a $0.2 million capital contribution by in-kind services provided by Samsara and a $0.1 million stock-based compensation expense, partially off-set by a $0.3 million change in fair value of derivative liabilities - related party. The change in net operating assets and liabilities was primarily due to a decrease in accrued research and development expenses of $1.7 million and a decrease in accounts payable of $0.4 million due to the timing of payments and receipt of invoices from vendors, off-set by a decrease in prepaid expenses and other current assets of $0.7 million, an increase in accrued compensation of $0.2 million and an increase in accrued expenses and other current liabilities of $0.1 million.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2024, was $19.1 million, which consisted of $20.0 million net cash proceeds from the issuance of convertible promissory notes and $1.6 million from the issuance of redeemable convertible preferred stock to Samsara and other investors, offset by payment of deferred transaction costs of $2.4 million in connection with the Merger.

Net cash provided by financing activities for the year ended December 31, 2023, was $14.2 million, which consisted of $6.7 million net cash proceeds from the issuance of redeemable convertible preferred stock to existing and new investors, and $6.0 million from the issuance of convertible promissory notes and $1.5 million from the issuance of the SAFE to Samsara.

Contractual and Other Obligations

Kalaris enters into contracts in the normal course of business with CDMOs for clinical supply manufacturing, with CROs for clinical trials and with other vendors for preclinical studies, supplies and other products and services for operating purposes. These agreements generally provide for termination at the request of either party generally with less than one-year notice and, therefore, Kalaris management believes that non-cancellable obligations under these agreements are not material. Kalaris does not currently expect any of these agreements to be terminated and did not have any significant non-cancellable obligations under these agreements as of December 31, 2024 and 2023.

Kalaris is required to pay certain milestone payments contingent upon the achievement of specific development and regulatory events in accordance with the UCSD Agreement. Refer to Note 5 to the Kalaris financial statements included elsewhere in this Current Report on Form 8-K for additional details. Kalaris achieved the first development milestone under the UCSD Agreement in August 2024 and recognized an expense of $0.1 million as research and development expense in the statement of operations and comprehensive loss for the year ended December 31, 2024. No other milestones were achieved or probable as of December 31, 2024 and 2023. Kalaris is required to pay royalties on sales of products developed under the UCSD Agreement. Kalaris’ product candidate was in development as of December 31, 2024 and 2023, and no such royalties were due.

Kalaris is obligated to pay royalties to Samsara under the Royalty Agreement. Refer to Note 5 to the Kalaris financial statements included elsewhere in this Current Report on Form 8-K for additional details. Kalaris recognized an initial royalty liability in the amount of $32.1 million, which was based on its estimated fair value at the effective date of the Royalty Agreement. Once royalty payments to Samsara are deemed probable and estimable, and if such amounts exceed the royalty liability balance, Kalaris will impute interest to accrete the royalty liability on a prospective basis based on such estimates. As of December 31, 2024, these royalties were not probable and estimable.

On February 4, 2025, Kalaris entered into an agreement to lease office space in Berkley Heights, New Jersey. The term of the lease is 76 months with total estimated rent payments of $2.1 million and rent-free period for the first four months. In addition to the base rent, Kalaris will pay its share of operating expenses and taxes. Kalaris can extend the lease term twice for an additional three years and it can terminate the lease after four years and four months after the lease commencement date with a termination penalty of $0.3 million. The lessor provided Kalaris with a tenant improvement allowance of up to $0.4 million for Kalaris’ leasehold improvements. In conjunction with signing the lease, Kalaris secured a letter of credit in favor of the lessor in the amount of $0.5 million, which will be reduced to $0.2 million over five years.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact on the financial position, results of operations or cash flows is disclosed in Note 2 to Kalaris’ financial statements included elsewhere in this Current Report on Form 8-K.

Critical Accounting Estimates

Kalaris’ management’s discussion and analysis of its financial condition and results of operations is based on the Kalaris financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. On an ongoing basis, Kalaris management evaluates its estimates and judgments, including, but not limited to, those related to the accrual of research and development expenses, the fair value of royalty obligation, the fair value of convertible promissory notes, the fair value of derivative liabilities, the fair value of common stock and preferred stock, and stock-based compensation. These estimates and assumptions are monitored and analyzed by Kalaris management for changes in facts and circumstances, and material changes in these estimates and assumptions could occur in the future. Kalaris management’s estimates are based on its historical experience and on various other factors that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ from these estimates under different assumptions or conditions.

Although significant accounting policies are described in more detail in Note 2 to the Kalaris financial statements included elsewhere in this Current Report on Form 8-K, Kalaris management believes that the following accounting estimates are those most critical to the judgments and estimates used in the preparation of Kalaris’ financial statements.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses include certain payroll and personnel expenses, license fees, laboratory supplies, consulting costs, external contract research and development expenses and allocated overhead costs, including software and other miscellaneous expenses incurred in connection with its research and development programs.

Kalaris estimates manufacturing and product development costs, preclinical study and clinical trial and other research and development expenses based on the services performed. Kalaris has entered into various agreements with outsourced vendors, contract development and manufacturing organizations and clinical research organizations. The financial terms of these contracts are subject to negotiation, which vary by contract and may result in payments that do not match the periods over which materials or services are provided. Generally, these agreements set forth the scope of work to be performed at a fixed fee, unit price or on a time and materials basis. Kalaris records the estimated costs of research and development activities based on the level of services performed, the progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development services provided, but not yet invoiced, are included in accrued expenses on the balance sheets. Advance payments for goods or services for future research and development activities are deferred as prepaid expenses and are expensed as the goods are delivered or the related services are performed. Kalaris makes these estimates based on facts and circumstances known at that time. If the actual timing of the performance of services or the level of effort varies from the original estimates, Kalaris will adjust the accrual accordingly. Amounts ultimately incurred in relation to amounts accrued for these services at a reporting date may be substantially higher or lower than Kalaris’ estimates. To date, there have been no material differences between estimates of such expenses and the amounts actually incurred.

Convertible Promissory Notes

Tranche Liability

The convertible promissory notes issued in the Convertible Note Financing in October and November 2024 contained subsequent tranches to require investors to provide additional financing upon a written notice of Kalaris. The investors’ right to receive additional convertible promissory notes in subsequent tranches of the Convertible Note Financing with a predetermined conversion price was concluded to be a freestanding financial instrument that is required to be accounted for separately as a liability at fair value. Kalaris estimated the fair value of the tranche liability at inception and remeasures it at the end of each reporting period until the tranche liability expires or is settled. The changes in the fair value are recorded as a change in fair value of tranche liability in the statements of operations and comprehensive loss. Kalaris estimates the fair value of the tranche liability using a probability weighted model, which considers as inputs the timing of issuing convertible notes and notes conversion, probabilities of conversion scenarios, the estimated fair value of Kalaris’ shares into which the note is convertible and a discount rate. A significant change in probabilities of conversion scenarios and changes in the estimated conversion price will significantly change the estimated fair value of the tranche liability. Kalaris recognized $21.3 million as a tranche liability at the issuance dates in October and November 2024 and recognized a gain of $21.0 million as the change in fair value of the tranche liability for the year ended December 31, 2024. The decrease in fair value was a result of the modification of the subsequent tranche amounts in January 2025 and the parties agreeing to convert tranches at a price per share equal to Kalaris’ value per share, as defined in the Merger Agreement. At the closing of the Merger, in March 2025, all subsequent tranches of the Convertible Notes Financing that were not funded prior to the closing were cancelled.

Derivative Liabilities

The convertible promissory notes contained embedded features that provided the noteholder with multiple settlement alternatives. Certain of these settlement features provided the noteholder the right to receive cash or a variable number of shares upon a change in control or the completion of a capital raising transaction by Kalaris (the “redemption features”).

The redemption features of the convertible promissory notes met the requirements for separate accounting and were accounted for as compound derivative instruments recorded as a liability at fair value at inception and were subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recorded as a change in fair value of derivative liabilities - related party in the statements of operations and other comprehensive loss. Derivative liabilities were classified in the balance sheets as current or non-current consistent with the classification of the respective convertible promissory notes they were related to. Kalaris estimates the fair value of the derivative liabilities embedded in the convertible promissory notes using a with-and-without scenario analysis, which involves valuing the whole instrument on an as-is basis and then valuing the instrument without the embedded derivative. The difference between the entire instrument with the embedded derivatives compared to the instrument without the embedded derivatives is the fair value of the derivative liabilities. A significant increase in probabilities of a qualified financing or redemption scenario, a change of control scenario and a decrease in a discount rate would significantly increase the estimated fair value of derivative liabilities.

Royalty Obligation - Related Party

In July 2024, Kalaris entered into the Royalty Agreement with Samsara. Under the Royalty Agreement, Kalaris redeemed 50,000 shares of its own common stock with a fair value of $32,000 from Samsara. In return, Kalaris is obligated to pay Samsara royalties on a product-by-product and country-by-country basis at low single-digit royalty rates on future net product sales. At the effective date of the agreement, Kalaris recognized its obligation to make future royalty payments to Samsara at estimated fair value as a liability on the balance sheet and as a research and development expense in the statement of operations and comprehensive loss. Once royalty payments to Samsara are deemed probable and estimable, and if such amounts exceed the royalty liability balance recognized at the effective date of the agreement, Kalaris will impute interest to accrete the royalty liability on a prospective basis based on such estimates. The fair value of the royalty obligation at the effective date of the Royalty Agreement was estimated using a risk-adjusted net present value model, based on the contractual royalty rates applied to the future net sales forecast, adjusted by the probability of success of product development and discounted to the effective date of the Royalty Agreement. Significant changes to any of the following assumptions would significantly impact the estimated liability amount: future timing and amounts of net product revenues, estimated probabilities of success based on a stage of product development and the discount rate.

Stock-Based Compensation Expense

Kalaris measures stock-based awards made to employees and non-employees based on the estimated fair value of the awards as of the grant date using the Black-Scholes option-pricing model. The model requires management to make a number of assumptions including common stock fair value, expected volatility, expected term, risk-free interest rate and expected dividend yield.

Fair Value of Common Stock. See the subsection titled “Determination of Fair Value of Common Stock” below.

Expected Volatility - Expected volatility is estimated by studying the volatility of the prices of shares of common stock of comparable public companies for similar terms. Kalaris will continue to apply this process until enough historical information regarding the volatility of Kalaris’ stock price becomes available.

Expected Term - Expected term represents the period that Kalaris’ stock-based awards are expected to be outstanding and is determined using the simplified method.

Risk-Free Interest Rate - The risk-free interest rate is based on the U.S. Treasury zero-coupon bonds issued in effect at the time of grant for periods corresponding with the expected term of the option.

Expected Dividend - The Black-Scholes valuation model calls for a single expected dividend yield as an input. To date, Kalaris has not declared or paid any dividends and it does not expect to declare or pay any dividends in the future.

Significant changes in estimated fair value of common stock, expected volatility and expected term would significantly impact recognized stock-based compensation expense amounts. The intrinsic value of all outstanding stock options as of December 31, 2024 was approximately $20.2 million, based on the fair value of $3.71 per share of Kalaris common stock, of which approximately $3.7 million related to vested stock options, and approximately $16.5 million related to unvested stock options.

Determination of Fair Value of Common Stock

The estimated fair value of Kalaris common stock underlying its stock-based awards has been determined by Kalaris’ board of directors as of each option grant date with input from management, considering Kalaris’ most recently available third-party valuations of common stock and Kalaris’ board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately- Held-Company Equity Securities Issued as Compensation (the “Practice Aid”).

Prior to December 31, 2023, Kalaris management determined the Option Pricing Method (“OPM”) method, primarily the OPM backsolve methodology, was the most appropriate method for determining the fair value of Kalaris common stock based on its stage of development and other relevant factors. Within the OPM framework, the backsolve method for inferring the total equity value implied by a recent financing transaction involves the construction of an allocation model that takes into account Kalaris’ capital structure and the rights, preferences and privileges of each class of stock, then assumes reasonable inputs for the other OPM variables (expected time to liquidity, volatility, and risk-free rate). The total equity value is then iterated in the model until the model output value for the equity class sold in a recent financing round equals the price paid in that round. The OPM is generally utilized when specific future liquidity events are difficult to forecast (i.e., the enterprise has many choices and options available), and the enterprise’s value depends on how well it follows an uncharted path through the various possible opportunities and challenges. In determining the estimated fair value of the common stock, the board of directors also considered that the stockholders could not freely trade the common stock in the public markets. Accordingly, Kalaris management applied discounts to reflect the lack of marketability of its common stock based on the weighted-average expected time to liquidity. The estimated fair value of the common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

For valuations performed after December 31, 2023 in accordance with the Practice Aid, Kalaris utilized the hybrid method for determining the fair value of Kalaris common stock based on its stage of development and other relevant factors. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for Kalaris, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

In addition to considering the results of independent third-party valuations, Kalaris’ board of directors considered various objective and subjective factors to determine the fair value of common stock as of each grant date, including:

•

the prices at which Kalaris sold shares of its preferred stock and the superior rights, preferences and privileges of Kalaris’ preferred stock relative to those of its common stock at the time of each grant;

•	the progress of Kalaris’ research and development activities, including the status of preclinical studies and clinical trials;

•	the stage of Kalaris’ development and its business strategy, and material risks related to its business;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	the competitive landscape for Kalaris;

•	Kalaris’ financial position, including cash on hand, and its historical and forecasted performance and operating results;

•	the lack of an active public market for Kalaris’ common stock and its redeemable convertible preferred stock;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Kalaris, given prevailing market conditions; and

•	general economic conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Kalaris had used significantly different assumptions or estimates, the fair value of its common stock and Kalaris’ stock-based compensation expense could be materially different.

Following the completion of the Merger, it is no longer necessary for Kalaris’ board of directors to estimate the fair value of Kalaris’ common stock in connection with its accounting for granted stock options and other equity awards Kalaris may grant, as the fair value of its common stock will be based on the quoted market price of its common stock.

Internal Control Over Financial Reporting

Kalaris has identified material weaknesses in its internal control over financial reporting as of December 31, 2024. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements would not be prevented or detected on a timely basis.

Kalaris did not fully maintain components of the Committee of Sponsoring Organizations of the Treadway Commission framework, including elements of the control environment, risk assessment, monitoring activities, information and communication, and control activities components, relating to: (i) Kalaris’ commitment to attract, develop, and retain competent individuals; (ii) identifying, assessing, and communicating appropriate internal control objectives, (iii) identifying and analyzing risks to achieve these objectives; (iv) selecting, developing, and performing ongoing evaluations to ascertain whether the components of internal controls are present and functioning; (v) communicating accurate information internally and externally, including providing information pursuant to objectives, responsibilities, and functions of internal control; (vi) selecting and developing control activities that contribute to the mitigation of risks and support achievement of objectives and (vii) deploying control activities through policies that establish what is expected and procedures that put policies into action.

These material weaknesses could result in a misstatement of substantially all of Kalaris’ accounts or disclosures that would result in a material misstatement of Kalaris’ annual or interim financial statements that would not be prevented or detected.

To remediate these material weaknesses, Kalaris is actively recruiting additional accounting personnel with appropriate experience, certification, education and training. Following the closing of the Merger, AlloVir’s Chief Accounting Officer will serve as the Chief Accounting Officer of the combined company, and AlloVir’s Assistant Controller will serve as the Controller of the combined company. Kalaris is in the process of implementing additional measures and risk assessment procedures designed to improve Kalaris’ disclosure controls and procedures and internal control over financial reporting to address the underlying causes of these material weaknesses, including the implementation of appropriate segregation of duties, formalization of accounting policies and controls, and implementation of accounting systems to automate manual processes. Kalaris plans to engage financial consultants to assist with the implementation of internal controls over financial reporting and is actively recruiting an audit committee financial expert. To the extent that Kalaris is not able to hire and retain such individuals or is unable to successfully design and implement such controls, the material weaknesses identified may not be remediated and management may be required to record additional adjustments to its financial statements in the future or otherwise not be able to produce timely or accurate financial statements. The material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above, the controls operate for a sufficient period of time, and management has concluded, through testing, that these controls are effective. These remediation measures will be time-consuming and require financial and operational resources. Kalaris’ failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that may lead to a restatement of its financial statements or cause it to fail to meet its reporting obligations.

Emerging Growth Company Status

Kalaris will be an emerging growth company, as defined in the Jumpstart Our Business Startup Act (“JOBS Act”), and it may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the initial public offering of AlloVir’s common stock. For so long as Kalaris remains an emerging growth company, Kalaris is permitted and intends to rely on certain exemptions from various public company disclosure and reporting requirements, including not being required to have its internal control over financial reporting audited by its independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, Kalaris has provided only two years of audited financial statements and has not included all of the executive compensation-related information that would be required if Kalaris was not an emerging growth company. Accordingly, the information contained herein may not be comparable with the information stockholders receive from other public companies in which they may hold stock.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. Prior to the Merger, AlloVir has elected to use, and Kalaris intends to continue to use, this extended transition period for complying with certain or new or revised accounting standards until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of AlloVir’s initial public offering, (b) in which Kalaris has total annual gross revenue of at least $1.235 billion, or (c) in which Kalaris is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, (ii) the date on which Kalaris has issued more than $1.0 billion in non-convertible debt during the prior three-year period, or (iii) if Kalaris affirmatively and irrevocably opts out of the extended transition period provided by the JOBS Act.

Kalaris will also be a “smaller reporting company” because the market value of AlloVir’s stock held by non-affiliates was less than $700.0 million and its annual revenue was less than $100.0 million during the most recently completed fiscal year. Kalaris may continue to be a smaller reporting company if either (i) the market value of its stock held by non-affiliates is less than $250.0 million or (ii) its annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of its stock held by non-affiliates is less than $700.0 million. If Kalaris is a smaller reporting company at the time it ceases to be an emerging growth company, Kalaris may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company Kalaris may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.